Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-1 of our report dated January 11, 2008 relating to the financial statements of LogMeIn, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standard No. 123(R), Share-Based Payment, effective January 1, 2006) appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
January 11, 2008